EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A common stock, $0.0001 par value per share, of Heartland Media Acquisition Corp., dated as of February 7, 2023, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

HEARTLAND SPONSOR LLC

By: /s/ Robert S. Prather, Jr.
Name: Robert S. Prather, Jr.
Title: Managing Member

ROBERT S. PRATHER, JR.

By: /s/ Robert S. Prather, Jr.